Exhibit 10.8

Exclusive Intellectual Property Purchase Agreement

This Exclusive Intellectual Property Purchase Agreement (this “Agreement”) is made and entered into by and between the following Parties on the 24th day of May, 2011 in Beijing, China.

Party A:            Kutianxia (Beijing) Information Technology Ltd.

Registered address:        Room 2407, Bld 31, No.25 Yuetan North Street, Xicheng District, Beijing

Party B:            Beijing Secoo Trading Limited

Registered address:        Room 2405, Bld 31, No.25, Yuetan North Street, Xicheng District, Beijing

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

WHEREAS,

1.                  Party A is a wholly foreign owned enterprise incorporated in the People’ Republic of China (hereinafter referred to as the “PRC”);

2.                  Party B is a domestic limited liability company registered in the PRC; and,

3.                  Party B possesses the proprietary rights and rights to file application relating to all the intellectual property rights listed in Exhibit I hereof (hereinafter referred to as the “Subject Matter IPR”);

NOW, THEREFORE, through mutual discussion, Party A and Party B have reached the following agreements:

1.                                      The assignment of the Subject Matter IPR

1.1                               The grant of rights

To the extent permitted by the PRC laws, Party B hereby irrevocably grants Party A an irrevocable and exclusive right to purchase or designate one or more people (hereinafter referred to as the “Designee”) to purchase Party B’s Subject Matter IPR (purchasing right on the Subject Matter IPR) at any time, following the buying process decided at Party A’s sole and absolute discretion and at the purchasing price specified in Article1.3 hereof. Except for Party A and the Designee, no third party shall be entitled to the purchasing rights on the Subject Matter IPR. For the purpose of this clause and this Agreement, a “person” specified herein shall refer to any individual, corporation, joint venture, partnership, enterprise, trust or non-corporate organization.

1.2                               Buying process

Party A’s purchasing rights on the Subject Matter IPR shall be exercised in accordance with the laws and regulations of the PRC. Where Party A exercises its purchasing rights on the Subject Matter

IPR, Party A shall give a written notice (“Purchasing Notice on the Subject Matter IPR”) to Party B specifying the following: (a) Party A’s decision to exercise its purchasing rights; (b) the Subject Matter IPR Party A intends to purchase from Party B (“Purchased Subject Matter IPR”); (c) the purchasing date/the transfer date of the Subject Matter IPR.

1.3                               Transfer fee of the Subject Matter IPR

Unless otherwise agreed by both parties, with respect to the Purchased Subject Matter IPR, Party A shall pay Party B transfer fee of RMB1,000 or the minumum price permitted by the PRC laws at the time of transfer of such Subject Matter IPR for each purchased Subject Matter IPR purchased by Party A. With the consent of both parties, transfer fee of the Subject Matter IPR hereunder may offset the relevant amounts payable by Party B to Party A.

1.4                               The assignment of the Purchased Subject Matter IPR

For each exercise of Party A’s purchasing rights on the Subject Matter IPR:

(1)         Party B shall promptly convene a shareholders’ meeting at the request of Party A where a resolution approving Party B’s assignment of the Subject Matter IPR to Party A and/or the Designee shall be adopted;

(2)         Party B shall enter into an assignment contract of the Subject Matter IPR (“Subject Matter IPR Assignment Contract”) with Party A (or, the Designee, where applicable), in accordance with this Agreement and the provisions of the Purchasing Notice on the Subject Matter IPR;

(3)         Within 12 months after the signing of the Subject Matter IPR Assignment Contract, Party B shall complete the transfer of the Purchased Subject Matter IPR to Party A, and duly obtain all the approvals and fulfill all the registration procedures (if any) in relation to or as required by the assignment of the Purchased Subject Matter IPR, including but not limited to the formalities regarding the change of registrant of the Purchased Subject Matter IPR, delivery of all the related documents and materials, execution of the transfer documents as necessary, and Party B shall bear the relevant expenses relating to the registration, change and transfer of the Purchased Subject Matter IPR.

(4)         Upon the completion of the transfer of the Purchased Subject Matter IPR, Party B shall lose all the rights concerning the Purchased Subject Matter IPR. Without Party A’s prior written consent, Party B shall not use the Purchased Subject Matter IPR in any country or jurisdiction in any form.

2.                                      Party B’s covenants

(1)         Without Party A’s prior written consent, Party B shall not sell, transfer, pledge, or permit other person to use or dispose otherwise any of the Subject Matter IPR in its possession at any time from the date of signing this Agreement;

(2)         Where Party A does not give its prior written consent, Party B shall procure its shareholders’ meeting not to approve any sale, transfer, pledge, permit of any other person to use or dispose otherwise of any of the Subject Matter IPR in its possession ;

(3)         Party B shall immediately notify Party A of any ongoing or threatening litigation, arbitration or administrative proceedings relating to the Subject Matter IPR;

(4)         At the request of Party A, Party B shall procure its shareholders’ meeting to approve the transfer of the Purchased Subject Matter IPR contemplated hereunder;

(5)         For the purpose of maintaining its ownership of the Subject Matter IPR , Party B shall sign all necessary or appropriate documents, take all necessary or appropriate actions, and file all necessary or appropriate complaints or raise all necessary and appropriate defenses against all claims;

(6)         At the request of Party A at any time, Party B shall unconditionally and immediately transfer the Subject Matter IPR to Party A or the Designee at any time;

(7)         Party B shall strictly abide by all the provisions of this Agreement and other contracts signed between Party A and Party B, perform all the obligations hereunder and thereunder, and refrain from any act or omission which may affect the effectiveness and enforceability hereof and thereof.

(8)         Within the term of this Agreement, the proprietary rights or rights to file application in relation to any intellectual property rights acquired by Party B in any form which are associated with Party B’s business operation shall be deemed as the Subject Matter IPR bound by this Agreement.

3.                                      Representations and Warranties

3.1                               Party A’s Respresentations and Warranties

Party A hereby represents and warrants to Party B, as of the date of this Agreement and each date of transfer of the Subject Matter IPR, that:

(1)         Party A is a company legally registered and validly existing in accordance with the PRC laws;

(2)         Party A’s execution and performance of this Agreement is within its corporate capacity and the scope of its business operations; Party A has taken necessary corporate actions and been given appropriate authorization and has obtained the consent and approval from all third parties and government authorities; and will not violate any restrictions provided by law or agreements  which are binding or have an impact on Party A.

(3)         This Agreement upon execution shall constitute Party A’s legal, valid and binding obligations, and shall be enforceable against Party A.

3.2                               Party B’s Respresentations and Warranties

Party B hereby represents and warrants to Party A, as of the date of this Agreement and each date of transfer of the Subject Matter IPR, that:

(1)         Party B has the absolute exclusive rights to the Subject Matter IPR, use of the IPR will not infringe rights of any third party, and there is no litigation or other disputes regarding such Subject Matter IPR;

(2)         Party B’s execution and performance of this Agreement is within its corporate capacity and the scope of its business operations; Party B has taken necessary corporate actions and been given appropriate authorization and has obtained the consent and approval from all third parties and government authorities; and will not violate any restrictions provided by law or agreements which are binding or have an impact on Party B.

(3)         This Agreement upon execution shall constitute Party B’s legal, valid and binding obligations, and shall be enforceable against Party B.

(4)         Unless otherwise agreed by Party A in writing, Party B shall not allow any third party to use the Subject Matter IPR;

(5)         Party B has the power and capacity to execute and deliver this Agreement, and any Subject Matter IPR assignment agreement for each transfer of such IPR pursuant to this Agreement, and to perform the obligations provided under this Agreement and any such Subject Matter IPR assignment agreement. Once executed, the aforesaid agreements shall constitute Party B’s legal, valid and bidning obligations, and shall be enforceable against Party B.

(6)         Once Party A purchased any Subject Matter IPR by exercising the purchasing right provided hereunder, Party B shall not conduct any actions that could prejudice the effectiveness of such Subject Matter IPR.

(7)         Neither the execution and delivery of this Agreement or any other Subject Matter IPR assignment agreements, or the performance of the obligations under such agreements will: (i) cause any violation of the PRC laws; (ii) be in violation of the articles or any other organizational documents; (iii) cause violation of any agreements or documents to which Party B is a party or that are binding on Party B, or constitute breach of any agreements or documents to which Party B is a party or that are binding on Party B; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them.

4.                                      Effective Date and Term

This Agreement shall become effective upon the date of execution, and remain effective for a term of 10 years, and may be renewed for another 10 years at Party A’s election.

5.                                      Governing Law and Resolution of Disputes

4.1                              Governing Law

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the PRC Laws.

4.2                              Methods of Resolution of Disputes

In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the Parties shall first negotiate in good faith to resolve the dispute. In the event the Parties fail to reach an agreement on the resolution of such a dispute within 30 days after either Party’s request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be held in Beijing, and the language used during arbitration shall be Chinese. The arbitration ruling shall be final and binding on both Parties.

6.                                      Taxes and Fees

Each Party shall pay any and all transfer and registration tax, expenses and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation and execution of this Agreement and the assignment agreements, as well as the consummation of the transactions contemplated under this Agreement and the assignment agreements.

7.                                      Notices

Unless there is written notice to change the addresses set out below, all notices given pursuant to this Agreement shall be delivered by hand or sent by prepaid registered mail, or by a commercial courier service or by facsimile transmission to the address of such Party set forth below. In the case of notices given by prepaid registered mail, notice shall be deemed to have been effectively given on the date of acceptance as specified on the receipt of such mail. In the case of notices delivered by hand or by facsimile transmission, notice shall be deemed to have been effectively given on the date of delivery. In the case of notices given by facsimile transmission, the original notice shall be delivered immidiately thereafter by registered mail or by hand to the addresses set out below.

Party A:

Address:  Room 2407, Bld 31, No.25, Yuetan North Street, Xicheng District, Beijing

Attn:                Rixue Li

Party B:

Address:  Room 2405, Bld 31, No.25, Yuetan North Street, Xicheng District, Beijing

Attn:                Rixue Li

8.                                      Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose any relevant information to any third parties, except under the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving Party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties provided in this Section. Disclosure of any confidential information by the staff or agency hired by any Party shall be deemed to be disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

9.                                      Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.                               Miscellaneous

10.1                       Amendment, change and supplement

Any amendment, change and supplement to this Agreement shall require the execution of a written agreement by all of the Parties.

10.2                       In compliance with laws and regulations

The Parties shall abide by and ensure their operations to be completely in compliance with the PRC laws and regulations that have been formally published and are publicly available.

10.3                       Entire agreement

Except for the amendments, supplements or changes in writing made after the execution of this Agreement, this Agreement shall constitute the entire agreement between the Parties hereto with respect to the subject matter hereof, and shall supercede all prior consultations, representations and contracts between the Parties with respect to the subject matter of this Agreement, whether oral or written.

10.4                       Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

10.5                       Language

This Agreement is written in Chinese in two copies.

10.6                       Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or prejudiced in any respect. The Parties shall negotiate in good faith to try to replace such invalid, illegal or unenforceable provisions with effective provisions to the maximum extent permitted by law and reflecting the intentions of the Parties, provided that the economic effect of such effective provisions is as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

10.7                       Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties.

10.8                       Survival

10.7.1              Any obligations that occur or that are due as a result of this Agreement prior to the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

10.7.2              The provisions of Sections 5, 7 and this Section 10.8 shall survive the termination of this Agreement.

10.9                       Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall be executed by the Parties. No waiver given by any Party under certain circumstances with respect to a breach by other Parties shall operate as a waiver by such Party with respect to any similar breach under other circumstances.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Intellectual Property Purchase Agreement as of the date first above written.

Party A: Kutianxia (Beijing) Information Technology Ltd.
(Company Seal)

Authorized representative:	/s/ Rixue Li
Name: Rixue Li

Party B: Beijing Secoo Trading Limited
(Company Seal)

Authorized representative:	/s/ Rixue Li
Name: Rixue Li

Exhibit I

Subject Matter Intellectual Property Rights

1.                      Domain names:

No.	Domain Name
1	Sikupay.com
2	Secoopay.com
3	Kujisuan.com
4	Kutiantian.com
5	Kutianxia.com
6	Kuzhifu.com
7	Secoobank.cn
8	Sikubank.cn
9	Secoobank.com
10	Sikubank.com
11	Secoo.cn
12	Secoo.com.cn
13	Siku.cn
14	寺库.中国

2.                      Copyrights of the websites to which the links set forth above direct (including the copyrights of webpage design and website content, except for the copyrights that does not belong to Party B)

3.                      Trademarks：

Trademarks	Registration/Application Numbers
库支付	8141158
库计算	8207959
库天天	8208024
库天下	8207971

4.                      All intellectual property rights developed by Party B or acquired by Party B within the effective period of this Agreement, including but not limited to trademarks, rights to apply for trademarks, patents, rights to apply for patent, softwear copyrights, domain names, website copyrights, know-how, etc.